EXHIBIT B

                                 LETTER AGREEMENT



                                              August 4, 2003


NitroMed, Inc.
12 Oak Park Drive
Bedford, Massachusetts 01730

Deutsche Bank Securities Inc.
One South Street
Baltimore, Maryland 21202

J.P. Morgan Securities Inc.
227 Park Avenue
New York, New York 10172


Ladies and Gentlemen:

     The undersigned understands that Deutsche Bank Securities Inc. ("DBSI") and J.P. Morgan Securities Inc. as representatives (the "Representatives") of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with NitroMed, Inc. (the "Company"), providing for the public offering by the Underwriters, including the Representatives, of common stock (the "Common Stock"), of the Company (the "Public Offering").

     To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned agrees that, without the prior written consent of DBSI on behalf of the Underwriters, the undersigned will not, directly or indirectly offer, sell, pledge, contract to sell, (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission, shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common Stock) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a "Disposition") for a period from the date hereof until and including the date that is 180 days after the date of the final prospectus relating to the Public Offering (the "Lock-Up Period"). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. "Hedging Transaction" means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

     Notwithstanding the foregoing, the undersigned may transfer (a) shares of Common Stock acquired in open market transactions by the undersigned after the completion of the Public Offering, and (1) any or all of the shares of Common Stock or other Company securities if the transfer is by (i) gift, will or intestacy, (ii) to immediate family (i.e. any relationship by blood, marriage or adoption, not more remote that first cousin), (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (iv) distribution to partners, members or shareholders of the undersigned; provided, however, that in the case of a transfer pursuant to clause (b) above, it shall be a condition to the transfer that (x) the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this letter agreement and (y) no filing by any party (donor, donee, trustee, beneficiary, transferor or transferee) under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

     The undersigned agrees that the Company may, and that the undersigned will, (i) with respect to any shares of Common Stock or other Company securities for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company and (ii) with respect to any shares of Common Stock or other Company securities for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company.

     In addition, the undersigned hereby waives any and all notice requirements and rights with respect to registration of securities pursuant to any agreement, understanding or arrangement otherwise setting forth the terms of any security of the Company held by the undersigned, including without limitation the Fourth Amended and Restated Stockholders Agreement dated May 22, 2001. as amended between the Company arid the other parties named therein (the "Stockholders Agreement") and any other registration rights agreement to which the undersigned and the Company may be party, provided that such waiver shall apply only to the Public Offering, and any other action taken by the Company in connection with the Public Offering.

     The undersigned also agrees that, without the prior written consent of DBSI on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

     The undersigned hereby agrees that, to the extent that the terms of this letter agreement conflict with or are in any way inconsistent with any registration rights agreement to which the undersigned and the Company may be a party, including without limitation the Stockholders Agreement, this letter agreement supersedes such registration rights agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     Notwithstanding anything herein to the contrary, if the closing of the Public Offering has not occurred prior to December 31. 2003, this agreement shall be of no further force or effect.


                         Signature:       ____________________________

                         Print Name: ____________________________




Number of shares owned     Certificate numbers of shares owned:
subject to warrants, options
or convertible securities:


__________________________ __________________________

__________________________ __________________________

__________________________ __________________________



RHO VENTURES IV GmbH & CO. RHO VENTURES IV, L.P
BETEILIGUNGS KG                 By: Rho Management Ventures IV, L.L.C.
                              By: Rho Capital Partners
    General Partner
    Verwaltungs GmbH,
    General Partner


By: /s/  Mark Leschly      By: /s/  Mark Leschly

Name:  Mark Leschly        Name:  Mark Leschly

Title: Managing Director   Title: Managing Director




RHO MANAGEMENT TRUST II    RHO VENTURES IV (QP), L.P.
By: Rho Capital Partners, Inc.  By: Rho Management Ventires IV, L.L.C.
    as Investment Advisor      General Partner


By: /s/  Mark Leschly      By: /s/  Mark Leschly

Name:  Mark Leschly        Name:  Mark Leschly

Title: Managing Director   Title: Managing Director